EXHIBIT D

Amended and Restated Joint Filing Agreement

This Amended and Restated Joint Filing Agreement (this “Agreement”) amends and restates the Joint Filing Agreement, dated February 17, 2012, by and among Halcon Resources LLC, David B. Miller, D. Martin Phillips, Gary R. Petersen and Robert L. Zorich.

The undersigned agree as follows:

(i) each of them is individually eligible to use the Schedule 13D to which this Exhibit is attached, and such Schedule 13D is filed on behalf of each of them; and

(ii) each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: September 28, 2012

HALRES LLC

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	President and Chief Executive Officer

ENCAP ENERGY CAPITAL FUND VIII, L.P.

By:	EnCap Equity Fund VIII GP, L.P.,
General Partner of EnCap Energy Capital Fund VIII, L.P.

By:	EnCap Investments L.P.,
General Partner of EnCap Equity Fund VIII GP, L.P.

By:	EnCap Investments GP, L.L.C.,
General Partner of EnCap Investments L.P.
General Partner of EnCap Investments L.P.

By:	/s/ David B. Miller
Name:	David B. Miller
Title:	Senior Managing Director

/s/ David B. Miller
David B. Miller

/s/ Gary R. Petersen
Gary R. Petersen

/s/ D. Martin Phillips
D. Martin Phillips

/s/ Robert L. Zorich
Robert L. Zorich